Sprott Funds Trust 485BPOS

Exhibit 99.(q)(1)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, SPROTT FUNDS TRUST, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the SEC under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended;

WHEREAS, the undersigned is a Trustee of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints W. WHITNEY GEORGE, Thomas W. Ulrich, John ciampaglia, and Bibb L. Strench as attorneys for it and in its name, place and stead, and in its capacity as a Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 19th day of April, 2022.

/s/ Leslie Barret
Leslie Barrett
Trustee

STATE OF Vermont	)
	)	ss:
COUNTY OF Washington	)

Before me, a Notary Public, in and for said county and state, personally appeared Leslie Barrett, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 19th day of April, 2022.

Dayna Lisaius
Notary Public

My commission expires: 1-31-2023